Exhibit 10.1

Execution Version

THIS REAL ESTATE SALE CONTRACT (this “Contract”) is made as of June 2, 2019 (the “Effective Date”), by and between SPIRIT FJ SMF SPE, LLC, a Delaware limited liability company (the “Seller”) and BANNER NEWCO LLC, a Delaware limited liability company (the “Buyer”). Seller and Buyer are also collectively referred to in this Contract as the “Parties”.

W I T N E S S E T H

WHEREAS, reference is made to that certain Equity Purchase Agreement (as may be amended from time to time, the “EPA”), dated as of the Effective Date, by and among Spirit MTA REIT (“SMTA”), SMTA Financing JV, LLC, a Delaware limited liability company, an indirect wholly owned subsidiary of SMTA (“EPA Seller”), Buyer and Hospitality Properties Trust, a Maryland real estate investment trust (“EPA Acquirer”), pursuant to which, subject to the terms and conditions of the EPA, EPA Acquirer will purchase from EPA Seller, and EPA Seller will sell to EPA Acquirer, all of EPA Seller’s right, title and interest in and to all of the limited liability company interests in Buyer, which is a newly created subsidiary of EPA Seller and which, at the closing of the transactions contemplated by the EPA (the “EPA Closing”), will own all of the outstanding limited liability company interests of the Acquired Companies (as defined in the EPA); and

WHEREAS, Seller agrees to sell and convey, and Buyer agrees to purchase and accept conveyance of, upon the terms and conditions set forth in this Contract (A) the fee interest in the real property on which the Flying J Travel Plaza stores described by address on Exhibit A-1 attached hereto are located and as more particularly described on Exhibit A-2 attached hereto (the “Flying J Properties”), together with all rights and privileges appurtenant thereto, (B) all buildings and land improvements now located thereon, if any (all the foregoing property described in clauses (A) and (B), the “Real Property”), (C) all of Seller’s right, title and interest, if any, in and to the equipment, trade fixtures and other tangible personal property located at the Real Property and intangible personal property related to the Real Property (the “Personal Property”), and (D) all of Seller’s right, title and interest in and to the Flying J Lease (defined below), together with the Real Property and the Personal Property, collectively, the “Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.

Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell and convey insurable title to the Property to Buyer, free and clear of any charge, mortgage, pledge, security interest, restriction, deed of trust, option, preemptive purchase right, easement, encroachment, claim, lien or encumbrance (“Liens”), other than Permitted Liens (as defined below), and otherwise without representation, warranty or guaranty, expressed or implied (except as otherwise expressly provided in this Contract) (the closing of such sale and conveyance, the “Flying J Closing”). As used herein, “Permitted Liens” means any of the following: (a) Liens for Taxes (as defined in the EPA), assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (as defined in the EPA), (b) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens arising in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith by appropriate proceedings, (c) pledges, deposits and guarantees to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business consistent with past practice and which are not yet due and payable, (d) minor defects, imperfections or irregularities in title, easements, covenants and rights of way or other real property matters of record and other similar restrictions, and zoning, planning, building and other similar codes or restrictions, in each case, that do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the Property, (e) [intentionally omitted], (f) [intentionally omitted], (g) all Liens and other matters disclosed in the property surveys, title policies and property/title reports or other title documents with respect to the Property that have been Previously Disclosed (as defined in the EPA) to EPA Acquirer in the Data Room (as defined in the EPA) or otherwise contained in any title documents with respect to the Property in EPA Acquirer’s possession prior to the date hereof, that, in each case, do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the Property, (h) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances or Liens affecting the Property which are not violated by the current or intended use or operation of the Property or materially impair the intended use thereof, (i) rights of the Flying J Tenant under the Flying J Lease, (j) [intentionally omitted], (k) Liens relating to obligations or liabilities for which the Flying J Tenant is responsible under the Flying J Lease, and (l) [intentionally omitted]. It shall be a condition to Buyer’s obligation to close hereunder that the Title Company (as defined below) shall be willing to insure title to each of the Flying J Properties pursuant to a standard owner’s form of policy of title insurance in the amount of the Flying J Purchase Price, as defined below (as reasonably allocated between the Flying J Properties by Buyer) in form and substance reasonably acceptable to Buyer, subject only to the Permitted Liens (collectively, the “Title Policy”). In addition, it shall be a condition to each Party’s obligation to close hereunder that Seller has received a waiver from the Flying J Tenant of the Flying J Tenant Purchase Rights (as hereinafter defined) as of the date of the EPA Closing.

2.

Flying J Purchase Price. The purchase price for the Property (the “Flying J Purchase Price”) shall be an amount equal to Fifty-Five Million and No/100 Dollars ($55,000,000.00), as the same may be increased or decreased by prorations and adjustments as provided in Section 3 hereof.

3.

Prorations and Expenses. The following items, except as specifically provided in this Contract to the contrary, shall be prorated as of 12:01 a.m. Eastern Time (the “Adjustment Time”) on the Flying J Closing Date (as hereinafter defined), and shall increase or decrease the Flying J Purchase Price to be paid by Buyer on the Flying J Closing Date, as follows:

a. Any rent under the Flying J Lease which has actually been received by Seller as of the Flying J Closing Date shall be prorated based on the actual number of days in the month in which the Flying J Closing occurs, with any rent allocable to the period following the Adjustment Time to be credited to Buyer, it being understood and agreed that if there is any arrearage in such rent as of the Flying J Closing, Buyer shall have the sole right to collect and keep such arrearage from and after the Flying J Closing;

b. [Intentionally Omitted;]

c. Real estate and personal property taxes and assessments shall be prorated on the basis of the tax bill for the tax year in which the Flying J Closing occurs and the number of days in such period the Property will have been owned by Seller and Buyer, respectively (provided that there shall be no such proration of such taxes and assessments to the extent that it is the obligation of the Flying J Tenant to pay same under the Flying J Lease); and

d. Any other items, the credit or proration of which are necessary to fairly allocate the benefits and burdens of ownership of the Property, which such items shall be prorated in accordance with customary practices in the jurisdiction in which the applicable Flying J Property is located. In the event that accurate prorations and other adjustments cannot be made at the Flying J Closing because current bills are not available or the amount to be adjusted is not yet ascertainable, the Parties shall prorate on the best available information. All prorations under this Section 3 shall be final and binding at the Final J Closing and shall be paid in immediately available federal funds wire transferred between Buyer and Seller as applicable.

4.

Closing-related Costs. At the Flying J Closing, Buyer and Seller shall each pay half of (i) the cost of the Closing Escrow to the extent allocable to the Flying J Closing, (ii) all recording charges for the Deed (as hereinafter defined), and (iii) the cost of any stamp or transfer tax or other similar fees and amounts imposed by any municipality and any county ordinance, and the state in which the Real Property is located (the “State”). All closing costs other than as specified above, or as may be specifically allocated elsewhere in this Contract, will be equally shared by Buyer and Seller at the Flying J Closing; provided, that, each Party shall each be solely responsible for the fees and disbursements of such Party’s respective counsel and other professional advisors and the costs of any due diligence conducted by such Party; provided, further, that the payment of any costs and expenses pertaining to the Title Policy (including without limitation, any standard or extended coverage, and any endorsements requested by the Buyer) shall be governed by the terms of the EPA.

5.

The Flying J Closing. The Flying J Closing shall occur on the date of the EPA Closing as determined pursuant to the EPA, immediately after (but on the same day as) the EPA Closing (the “Flying J Closing Date”).

a. Seller Closing Deliverables. At or before the Flying J Closing, Seller shall deliver or cause to be delivered to Escrow Agent (as hereinafter defined) the following items for each Flying J Properties on Exhibit A-2:

i.

Deeds (collectively, the “Deed”) substantially in the forms attached hereto and made a part hereof as Exhibit K with respect to each applicable Flying J Property (with such modifications thereto as are reasonably requested by the Title Company), duly executed by Seller;

ii.	A bill of sale (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit C duly executed by Seller;

iii.	A FIRPTA Affidavit in the form attached hereto and made a part hereof as Exhibit D duly executed by Seller, or a duly executed IRS W-9 form, as applicable;

iv.

An assignment of all of Seller’s right title and interest in and to the Flying J Lease (the “Assignment of Leases”) in the form attached hereto and made a part hereof as Exhibit E duly executed by Seller;

v.	Those books, records and other documents relating solely to the Flying J Properties set forth on Exhibit F;

vi.

Such affidavits as may be customarily and reasonably required by the applicable title company issuing Buyer’s owner’s policy of title insurance (the “Title Company”), in a form reasonably acceptable to Seller;

vii.	Subject to Section 10(b) hereof, the full amount of the Burger King Loan Repayment Amount (as defined below) in immediately available wire transferred funds;

viii.

Such other documents, certificates, instruments, affidavits and transfer tax returns as are customarily executed by a seller of real property in the city, county and State where the Flying J Properties are located or as are reasonably requested by Buyer to close the transactions contemplated hereunder; and

ix.

An estoppel certificate in the form attached hereto and made a part hereof as Exhibit J duly executed by the tenant under the Flying J Lease (the “Flying J Tenant”); provided, that Buyer shall accept such modifications to the form attached as Exhibit J as are reasonably requested by Flying J Tenant, provided further there shall be no material changes to the certifications given under paragraphs 1, 2, 3 and 4 thereof.

b. Buyer Closing Deliverables. At or before the Flying J Closing, Buyer shall deliver or cause to be delivered to Escrow Agent the following items:

i.	The full amount of the Flying J Purchase Price (as increased or decreased by the prorations and adjustments as provided in Section 3) in immediately available wire transferred funds;

ii.	The Assignment of Leases;

iii.

Satisfactions with respect to each of the mortgages (the “Flying J Releases”) securing the loans encumbering the Property listed on Exhibit B (the “Flying J Loan”) in proper form for recording in the applicable jurisdiction, and such other instruments as may be necessary to release all liens of the Flying J Loan, duly executed by Buyer;

iv.

Satisfactions with respect to each of the mortgages (the “Burger King Releases”) securing the loans more particularly described on Exhibit G attached hereto (the “Burger King Loans”) in proper form for recording in the applicable jurisdiction, and such other instruments as may be necessary to release all liens of the Burger King Loans, duly executed by the applicable Acquired Company;

v.

Such other documents, certificates, instruments, affidavits and transfer tax returns as are customarily executed by a buyer of real property in the city, county and State where the Flying J Properties are located or as are reasonably requested by Seller to close the transactions contemplated hereunder.

vi.

On or before the Flying J Closing Date, Seller and Buyer shall jointly execute and deliver or cause to be executed and delivered to Escrow Agent any county and municipal transfer tax declarations, in each case duly approved by Seller and Buyer, which approval by both parties shall not be unreasonably withheld or conditioned.

6.	Seller Representations: Seller hereby represents to Buyer, as of the date hereof and as of the Flying J Closing Date, as follows:

a.

Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in each of the states in which the Flying J Properties are located and has the requisite power and authority to enter into and to perform the terms of this Contract. The execution and delivery of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or equivalent action of Seller and are not prohibited by any agreement or instrument to which Seller is a party or to Seller’s knowledge which the Flying J Property is subject. This Contract constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

b.

To Seller’s Knowledge, no law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller prohibits the execution, delivery or performance of this Contract by Seller or the consummation of the transactions contemplated hereby, or requires Seller to obtain any consent, authorization, approval or registration which Seller has not obtained.

c.	Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

d.

To Seller’s Knowledge, without investigation or inquiry, there is no action, claim, audit, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority (defined below) or any arbitrator or arbitration panel pending or, threatened against it in a writing received by Seller, nor is there any order, judgment, decision, decree, injunction, ruling, writ or assessment (whether temporary, preliminary or permanent) of any federal, state or local or foreign court, administrative agency, department, division, commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority (each, a “Governmental Authority”) or arbitration outstanding against it, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Seller’s ability to timely consummate the transactions contemplated hereunder or Buyer’s interest in the Flying J Properties after the Flying J Closing.

e.

To Seller’s Knowledge, Seller does not have, and has never had, any employment or collective bargaining agreements with respect to the Flying J Properties that will be binding on Buyer following the Flying J Closing.

f.

To Seller’s Knowledge, there are no service, maintenance or supply contracts, or brokerage agreements in connection with the Flying J Properties to which Seller is a party that will be binding on Buyer following the Flying J Closing.

g.	[Intentionally Omitted].

h.

To Seller’s Knowledge, the lease agreement attached hereto as Exhibit I (the “Flying J Lease”) is (i) in full force and effect and (ii) the only lease, license or occupancy agreement entered into by Seller with respect to the Flying J Properties that will be in effect following the Flying J Closing. To Seller’s Knowledge, neither Seller nor the Flying J Tenant is in material default under the Flying J Lease.

i.	[Intentionally Omitted].

j.	[Intentionally Omitted].

k.

To Seller’s Knowledge, (A) no purchase option has been exercised under the Flying J Lease, (B) except with respect to the purchase option and right to make a Rejectable Purchase Offer (as defined in the Flying J Lease) (collectively, the “Flying J Tenant Purchase Rights”), there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Flying J Property or any portion thereof, and (C) there are no other written agreements to which Seller is a party to enter into any Contract (as defined in the EPA) to sell or lease any Flying J Property or any portion thereof that is owned by Seller, which, in each case, is in favor of any other party.

The term “Knowledge” as used herein with respect to Seller, shall mean the current actual and not implied or constructive knowledge based on written materials, and after inquiry of all relevant facts from the asset manager who manages the portfolio that includes the Flying J Properties, but otherwise without the duty of investigation or independent inquiry, of Ken Heimlich. Seller’s representations and warranties under this Section 6 shall survive for a period of three (3) months following the Flying J Closing. Except as set forth in the immediately preceding sentence, no representations, warranties and/or agreements of Seller set forth herein shall survive the Flying J Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter as to which Buyer has actual knowledge prior to the Flying J Closing, if Buyer elects to consummate the transactions described herein with such actual knowledge. Seller shall have no liability to Buyer for a breach of any representation or warranty hereunder unless the valid claims for all breaches with respect to the Flying J Properties, individually or in the aggregate, equal a total aggregate amount greater than $50,000, in which event the full amount of such valid claims hereunder shall be actionable, provided that in no event shall Seller’s liability with respect to all claims for a breach of any representation or warranty of Seller exceed $550,000 in the aggregate. The provisions of this Section 6 shall survive the Flying J Closing.

7.	Buyer Representations: Buyer hereby represents to Seller, as of the date hereof and as of the Flying J Closing Date, as follows:

a.

Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to enter into and to perform the terms of this Contract. The execution and delivery of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or equivalent action of Seller and are not prohibited by any material agreement or instrument to which Seller is a party. This Contract constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

b.

No law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Buyer prohibits the execution, delivery or performance of this Contract by Buyer or the consummation of the transactions contemplated hereby, or requires Buyer to obtain any consent, authorization, approval or registration which Buyer has not obtained.

Buyer’s representations and warranties under this Section 7 shall survive the Flying J Closing.

8.

Seller Covenants. From and after the Effective Date, through and including the Flying J Closing Date, Seller shall (x) operate the Flying J Properties in accordance with, and comply in all material respects with all of its obligations under, the documents evidencing or securing the Mortgage Loans (the “Mortgage Loan Documents”), (y) not take any action or omit to take any action that results in an Event of Default (as defined in the Mortgage Loan Documents), and (z) deliver to Buyer a copy of any material correspondence received from the Flying J Tenant within two (2) Business Days (as defined in the EPA) of receipt thereof. Without limitation of the foregoing, Seller shall not, without the prior written approval of Buyer:

a.	Terminate, or waive any material rights under, or amend or modify in any material respect, the Flying J Lease.

b.

Subject to any rights of the Flying J Tenant under the Flying J Lease, grant (or suffer to be created) any lien or cause any instrument to be recorded that would further encumber the Flying J Properties in any manner, other than Permitted Liens.

c.	Sell or otherwise transfer any part of the Flying J Properties, or any interest therein, other than in connection with any Permitted Liens.

9.

Casualty and Condemnation. If after the Effective Date and prior to the Flying J Closing there shall occur (a) damage to any of the Flying J Properties caused by fire or other casualty or (b) a taking by condemnation of any portion of the Flying J Properties, then, and in either such event, Buyer shall not have the right to terminate this Contract by reason thereof, but, subject to the rights of the Flying J Tenant, Seller shall (i) assign to Buyer at the Flying J Closing, by written instrument in form and substance reasonably satisfactory to Buyer, all of Seller’s interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, (ii) deliver to Buyer any such proceeds or awards actually theretofore paid, and (iii) to the extent that the claim is made under Seller’s policy(ies), pay to Buyer the amount of the deductible, if any, under Seller’s property insurance policy(ies). Subject to the rights of the Flying J Tenant, the proceeds of rent interruption insurance, if any, shall on the Flying J Closing Date be appropriately apportioned between Buyer and Seller as of the Adjustment Time. The terms of this Section 9 constitute an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

10.	Closing Escrow and Closing Process.

a.

The Flying J Closing shall take place through a deed and money escrow at the offices of First American Title Insurance Company in National Commercial Services, 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016 (the “Escrow Agent”). The Parties, together with the parties to the EPA shall enter into an escrow agreement (the “Escrow Agreement”) with Escrow Agent in form and substance reasonably acceptable to the Parties and the parties to the EPA (the “Closing Escrow”). Seller shall prepare, and deliver to Buyer, at least five (5) Business Days prior to the Flying J Closing Date a closing statement (the “Closing Statement”), which shall contain Seller’s estimate of the amounts of all of the items requiring adjustment upon the Flying J Closing Date pursuant to this Contract, each such amount to be verifiable by such documentary evidence of the same that is reasonably available to Seller. The amounts set forth on the Closing Statement shall be subject to the reasonable review of Buyer and shall be the basis upon which the prorations and apportionments provided for in this Contract shall be made at the Flying J Closing. At the Flying J Closing, the Closing Statement shall be executed and delivered by the Parties, and once executed and delivered, shall be binding and conclusive on the Parties (absent manifest error).

b.	Seller shall use best efforts to consummate, and Spirit Realty, L.P. shall use best efforts to cause Seller to consummate, the Flying J Closing in accordance with the provisions of this Contract.

c.	Upon the Flying J Closing, pursuant to the terms of the Escrow Agreement and the Closing Statement:

i.	Buyer shall pay the Flying J Purchase Price to Seller;

ii.

Seller shall pay or direct to be paid an amount sufficient to repay in full the Flying J Loan to SMTA (the “Flying J Loan Repayment Amount”), which amount shall be final and binding as of the Flying J Closing;

iii.

the Flying J Loans shall be deemed terminated and repaid in full and Escrow Agent shall cause the Flying J Releases to be recorded in the land records of the applicable jurisdictions in which the Flying J Properties are located;

iv.

Seller shall pay or direct to be paid an amount sufficient to repay in full the Burger King Loans to SMTA (the “Burger King Loan Repayment Amount”), which amount shall be final and binding as of the Flying J Closing; and

v.

the Burger King Loans shall be deemed terminated and repaid in full, and Escrow Agent shall cause the Burger King Releases to be recorded in the land records of the applicable jurisdictions in which the applicable properties are located.

Notwithstanding the foregoing, Seller and Buyer hereby agree that upon the Flying J Closing, in lieu of Seller making a separate payment of the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount, Seller and Buyer shall direct the Escrow Agent to cause an amount equal to the sum of the Flying J Loan Repayment Amount and the Burger King Repayment Amount to be

netted out of the total Flying J Purchase Price and paid to SMTA to an account or accounts set forth in the Escrow Agreement, and upon such payment the Flying J Loan Repayment Amount and the Burger King Repayment Amount and the Flying J Loans and the Burger King Loans shall be deemed repaid in full as set forth in this Section 10(b). The Parties shall cause the Escrow Agreement and the Closing Statement, as applicable, to reflect the arrangements set forth in this Section 10(b).

d.

All documents required to be provided by Seller and Buyer pursuant to this Contract and otherwise appropriate to consummate the transaction contemplated by this Contract together with remittance of amounts sufficient to pay all costs required for recording of the Deed and related documents, including but not limited to transfer taxes, shall be delivered by the Parties to the Escrow Agent, as closing agent, on or before the Flying J Closing Date. Notwithstanding the foregoing, subject to the requirements of the Escrow Agent, the Parties agree that the Flying J Closing may be set up remotely and/or in a manner so that the Parties and their respective attorneys, or any of them, need not be physically present and may deliver all necessary documents by overnight mail or other means so that all requirements for the Flying J Closing are in place by the scheduled time for the Flying J Closing.

e.

The Parties agree that as promptly as practicable following the Flying J Closing, each party hereto shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as Seller may reasonably request in order to have the Burger King Releases recorded in the counties where the applicable corresponding mortgages are recorded.

f.

The Parties agree that they will cooperate to obtain, and to cause the Acquired Companies to provide, terminations and releases from all applicable parties of all obligations, liabilities and claims under the Master Trust Transaction Documents (as defined in the EPA) in connection with the EPA Closing. In that connection, each party hereto shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as the Parties may reasonably request in order to implement such terminations and releases.

11.

AS IS/NO WARRANTIES; RELEASE. EXCEPT AS EXPRESSLY SET FORTH HEREUNDER, BUYER ACKNOWLEDGES THAT THE PROPERTY IS BEING TRANSFERRED ON AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” BASIS WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM, OR ON BEHALF OF, SELLER. BUYER EXPRESSLY RELEASES SELLER, AND ANY AFFILIATE OF SELLER, AND THEIR RESPECTIVE REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS AND CLAIMS AT LAW OR EQUITY

WHICH BUYER OR ITS AFFILIATES, REPRESENTATIVES, SUCCESSORS AND/OR ASSIGNS HAS OR MAY HAVE ARISING FROM OR RELATING TO THE PROPERTY OR ANY PORTION THEREOF, EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER MADE HEREUNDER.

12.

Governing Law and Consent to Jurisdiction. This Contract will be exclusively governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law). The Parties each consent to the exclusive subject matter and personal jurisdiction and the venue of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York with regard to any and all disputes arising under, or related to, this Contract and the transactions contemplated herein. This Contract shall be deemed to be a contract accepted, made and formed in the State of New York. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS CONTRACT.

13.	Termination.

a.	In the event the EPA is terminated prior to the EPA Closing, this Contract shall immediately terminate and be deemed void and of no further force and effect.

b.

If (x) the EPA Closing occurs under the EPA, (y) the sale of the Flying J Properties does not occur in accordance with this Contract on the date of the EPA Closing, and (z) the Property Transfer Adjustment Amount (as defined in the EPA) is deducted from the Base Purchase Price (as defined in the EPA) pursuant to clause (d)(2) of the definition of the “Closing Payment Amount” under the EPA, then this Contract shall automatically terminate and be of no further force and effect; provided, however, that in the event of such termination the Parties agree that as promptly as practicable following such termination, each Party shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as Seller or Buyer may reasonably request in order to have the Burger King Releases and the Flying J Releases recorded in the counties where the applicable corresponding mortgages are recorded and that, for the avoidance of doubt, this Section 13(b) shall survive such termination.

c.

Notwithstanding anything to the contrary herein, if the Flying J Tenant makes a Rejectable Purchase Offer, Seller shall immediately notify Buyer thereof and this Agreement shall automatically terminate and be of no further force and effect as of the date of such notice.

d.

In the event that the sale of the Flying J Properties does not occur in accordance with this Contract due to the failure of any condition to either Party’s obligation to close under this Contract (which such condition was not waived by the applicable Party), this Contract shall automatically terminate and be of no further force and effect.

e.

Notwithstanding anything to the contrary in this Contract, in the event of any termination pursuant to this Section 13 or any other provision of this Contract, neither Party shall have any further obligations or liabilities to the other Party (except those obligations or liabilities which expressly survive the termination of this Contract) and neither Party shall be entitled to, and each Party hereby waives any right to, any damages or other remedies as a result of such termination, including without limitation, any special, punitive, exemplary, incidental, indirect, or consequential damages.

14.

Brokerage. Buyer warrants and represents to Seller that Buyer has not dealt with any real estate broker or salesperson in connection with the transaction contemplated by this Contract. Seller warrants and represents to Buyer that Seller has not dealt with any real estate broker or salesperson in connection with the transaction contemplated by this Contract. If any person shall assert a claim to a finder’s fee, brokerage commission, or any other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action of proceeding brought on account of such claim, including, but not limited to, reasonable counsel and witness fees and court costs in defending against such claim. This indemnity shall survive the Flying J Closing or cancellation and termination of this Contract.

15.

Entire Agreement. This Contract, together with all exhibits referred to herein, which are incorporated herein and made a part hereof by this reference, constitutes the entire agreement between the Parties pertaining to the subject matter contained in this Contract. No supplement, modification or amendment of this Contract shall be binding unless in writing and executed by Seller and Buyer.

16.

Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Contract by facsimile or electronic image scan transmission (such as a “.pdf” file) will be effective as delivery of an original manually-executed counterpart of the Contract.

17.

Time of the Essence. The Parties acknowledge and agree that, except as otherwise expressly provided in this Contract, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents and the funding of money) required or permitted to be taken under this Contract.

18.

Further Acts. Each Party agrees, upon request from the other Party, to promptly perform any and all further acts and/or execute and deliver (with acknowledgement, verification, and/or affidavit, if require) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Contract and the transactions contemplated herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Contract as of the date first written above.

SELLER:

SPIRIT FJ SMF SPE, LLC, a Delaware limited liability company

By: Spirit SPE Manager, LLC, a Delaware limited liability Company, its manager

By:	/s/ Jay Young
Name:	Jay Young
Title:	Executive Vice President, General Counsel and Corp Secretary

BUYER:

BANNER NEWCO LLC, a Delaware limited liability company

By: SMTA Financing JV, LLC, its sole and managing member

By:	/s/ Ricardo Rodriguez
Name:	Ricardo Rodriguez
Title:	Authorized Signatory

SOLELY TO CONFIRM THE
PROVISIONS OF SECTIONS 10(b)
OF THIS AGREEMENT:

Spirit Realty, L.P., a Delaware limited liability company

By: Spirit General OP Holdings, LLC
A Delaware limited liability company, its general partner

By:	/s/ Jay Young
Name:	Jay Young
Title:	Executive Vice President,
General Counsel and Corporate Secretary

[Signature Page to Real Estate Sales Contract]